Exhibit (p)(43)

Pacific Select Distributors, LLC

Code of Ethics

Effective June 1, 2010

As revised July 1, 2015

I.	Overview

SEC Rule 17j-1(c) under the Investment Company Act of 1940 requires that every Fund’s principal underwriter adopt a written code of ethics containing provisions reasonably necessary to prevent its Access Persons, as defined below with reference to Pacific Select Fund and Pacific Funds Series Trust (collectively, the “Trusts”), from engaging in specified types of improper conduct outlined in 17j-1(b). This code of ethics is intended to address the requirements of 17j-1.

II.	Applicability

This Code of Ethics applies to all officers and members1 of Pacific Select Distributors, LLC, a Delaware limited liability company (“PSD”).

III.	Access Persons

An Access Person of PSD is an a designated officer of PSD who, in the ordinary course of business of PSD, makes, participates in or obtains information regarding the purchase or sale of Covered Securities2 by the Trusts, or whose functions or duties in the ordinary course of business of PSD relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.

PSD does not have Access Persons as of the date of this Code of Ethics, thus the reporting requirements of 17j-1(d) do not apply to PSD. PSD will conduct a periodic review to confirm that PSD does not have any personnel or designated PSD officers who qualify as Access Persons. In the event that PSD determines that certain of its its officers are Access Persons, the Chief Compliance Officer of PSD and the Chief Compliance Officer of the Trusts will ascertain whether this Code of Ethics should be amended to reflect the other substantive terms of Rule 17j-1.

Access Persons of the Trusts or Pacific Life Fund Advisors LLC (the “Adviser”) who may also be officers of PSD remain subject to the supervision and monitoring of their trading activity by the Trusts or Adviser for compliance with the Trusts’ or Adviser’s Code of Ethics.

IV.	Statement of General Principles

The following general principles shall apply to officers of PSD, whether or not they are Access Persons:

•	Individuals must avoid any appearance of (or actual) conflict of interest with respect to personal securities transactions and the activities of the Trusts.

[1]	Currently the only member of PSD is the Managing Member, Pacific Life Insurance Company (“Pacific Life”). The PSD Code of Ethics only applies to Pacific Life employees who are PSD officers.
[2]	Covered Security means a security as defined in section 2(a)(36) of the Act, except that it does not include:

i.	Direct obligations of the Government of the United States;

ii.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

iii.	Shares issued by open-end funds.

PSD Code of Ethics	Page 1 of 2

•	Individuals in their role of officer of PSD must not make recommendations, participate in or obtain non-public information regarding the purchase or sale of Covered Securities by the Trusts.

V.	Prohibitions

The following prohibitions shall apply to officers of PSD, whether or not they are Access Persons:

1)	To employ any device, scheme or artifice to defraud either or both Trusts;

2)	To make any untrue statement of a material fact to either or both Trusts or omit to state a material fact necessary in order to make the statements made to either or both Trusts, in light of the circumstances under which they are made, not misleading;

3)	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on either or both Trusts; or

4)	To engage in any manipulative practice with respect to either or both Trusts.

VI.	Inclusion in PSD’s Written Policies and Procedures

Once adopted by PSD’s Managing Member, this Code will be included in PSD’s written policies.

VII.	Certifications

On an annual basis, PSD’s officers are required to certify their compliance with and understanding of PSD’s Code of Ethics, as it may be amended and in effect at the pertinent time.

PSD Code of Ethics	Page 2 of 2